Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-253421

GS Finance Corp. $500,000 U.S. Dollar SOFR ICE Swap Spread and S&P 500® Index-Linked Range Accrual Notes due 2037 guaranteed by The Goldman Sachs Group, Inc.

Interest, if any, on your notes will be paid quarterly on the 28th day of each February, May, August and November, commencing on the first interest payment date (February 28, 2023) and ending on the stated maturity date (November 28, 2037). Interest will be paid at a rate of 9.1% per annum on each of the first eight quarterly interest payment dates.

On each interest payment date beginning in February 2025, interest, if any, will be paid based on (i) the number of scheduled trading days in the relevant interest period (reference dates) on which the closing level of the S&P 500® Index is greater than or equal to 50% of the initial index level of 4,027.26 and (ii) the applicable interest factor (described below). Interest related to an interest payment date will be determined on the tenth scheduled trading day prior to such interest payment date and the interest period related to such interest payment date will be the approximately 3-month period prior to such tenth scheduled trading day.

The interest factor for an interest period after the first eight quarterly interest payment dates is the product of (i) 50 times (ii) the U.S. dollar Secured Overnight Financing Rate (SOFR) ICE swap spread on the second U.S. Government securities business day preceding the interest payment date occurring during such interest period, subject to a maximum interest factor of 9.1% and a minimum interest factor of 0%. The U.S. dollar SOFR ICE swap spread is the 30-year U.S. dollar SOFR ICE swap rate minus the 2-year U.S. dollar SOFR ICE swap rate (the 30-year U.S. dollar SOFR ICE swap rate and the 2-year U.S. dollar SOFR ICE swap rate are the 30-year and 2-year U.S. dollar interest rate swap rate, respectively).

To determine your annualized interest rate for each interest payment date beginning in February 2025, we will (i) divide the number of reference dates in such interest period on which the closing level of the index is greater than or equal to 50% of the initial index level by the total number of reference dates in such interest period and (ii) multiply the resulting fraction by the applicable interest factor. Your quarterly interest payment, if any, will be determined in accordance with the 30/360 (ISDA) day count convention. See page PS-6. Beginning with the interest payment date in February 2025, you will not receive any interest on your notes on an interest payment date if either (i) the U.S. dollar SOFR ICE swap spread used to calculate the related interest factor is less than or equal to zero or (ii) during the related interest period, on each reference date, the closing level of the index is less than 50% of the initial index level.

On the stated maturity date, we will pay you an amount in cash equal to the outstanding face amount of your notes plus any accrued and unpaid interest.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-14.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $914 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	November 28, 2022	Original issue price:	100% of the face amount
Underwriting discount:	5% of the face amount	Net proceeds to the issuer:	95% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 8,380 dated November 23, 2022.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the offered notes. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $914 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $81 per $1,000 face amount).

Prior to November 23, 2023, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through November 22, 2023). On and after November 23, 2023, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

●General terms supplement no. 2,913 dated June 17, 2021

●Underlier supplement no. 29 dated October 26, 2022

●Prospectus supplement dated March 22, 2021

●Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

U.S. Dollar SOFR ICE Swap Spread and S&P 500® Index-Linked Range Accrual Notes due 2037
INVESTMENT THESIS

For investors who:

•want to receive, for the first eight interest payment dates, interest at a rate of 9.1% per annum (a higher annualized rate than on a comparable fixed or floating rate debt security) and, thereafter, the opportunity to receive interest at a rate up to the maximum interest factor and thus believe that (i) on any reference date, the closing level of the underlier will not be less than 50% of the initial underlier level (underlier barrier level) and (ii) on any interest factor determination date, the 30-year U.S. Dollar SOFR ICE swap rate will be greater than the 2-year U.S. dollar SOFR ICE swap rate.

•are willing to receive no interest after the first eight interest payment dates if the closing level of the underlier on each reference date is less than the underlier barrier level or the 30-year U.S. dollar SOFR ICE swap rate is equal to or less than the 2-year U.S. dollar SOFR ICE swap rate on each interest factor determination date.

DETERMINING PAYMENTS ON THE NOTES

For each of the first eight interest payment dates, the quarterly interest payment for each $1,000 face amount of notes will equal, with respect to the related interest accrual period, $1,000 9.1% the accrued interest factor. Thereafter, the quarterly interest payment for each $1,000 face amount of the notes will equal, with respect to the related interest accrual period:

The interest factor for the interest period is determined based on the U.S. Dollar SOFR ICE swap spread on the applicable interest factor determination date and will equal:

•if the U.S. Dollar SOFR ICE swap spread times 50 is greater than or equal to the maximum interest factor, the maximum interest factor;

•if the U.S. Dollar SOFR ICE swap spread times 50 is less than the maximum interest factor but greater than zero, the U.S. Dollar SOFR ICE swap spread times 50; or

•if the U.S. Dollar SOFR ICE swap spread times 50 is less than or equal to zero, 0%.

The maximum interest factor is 9.1%.

The accrued interest factor is calculated in accordance with the day count convention (30/360 (ISDA), which means the number of days in the interest accrual period in respect of which payment is being made divided by 360, as described herein) with respect to such interest accrual period. The interest accrual period is the period from and including the last date to which interest has been paid or made available for payment (or, with respect to the first interest payment date, the original issue date) to but excluding the next date to which interest will be paid, subject to the business day convention.

On the stated maturity date, we will pay you an amount in cash equal to the outstanding face amount of your notes plus any accrued and unpaid interest.

HYPOTHETICAL INTEREST PAYMENTS
Interest Accruing	No Interest Accruing	Underlier Barrier Level
Left Side Axis		Right Side Axis
S&P 500® Index on each reference date		●●●	The U.S. dollar SOFR ICE swap spread on each quarterly interest factor determination date

Underlier Level Increases and the U.S. Dollar SOFR ICE Swap Spread is Positive

•Interest Payments: Interest will accrue at a rate of 9.1% per annum to but excluding November 28, 2024. Thereafter, interest will accrue at a rate per annum equivalent to the applicable interest factor, which reflects the product of the U.S. Dollar SOFR ICE swap spread times 50 (subject to the maximum interest factor and the minimum interest factor).

•Payment at Maturity: 100% of the face amount.

Underlier Level Increases and the U.S. Dollar SOFR ICE Swap Spread is Positive and Negative

•Interest Payments: Interest will accrue at a rate of 9.1% per annum to but excluding November 28, 2024. Thereafter, interest with respect to an interest payment date will be based on the applicable interest factor, which reflects the product of the U.S. Dollar SOFR ICE swap spread times 50 (subject to the maximum interest factor and the minimum interest factor). The interest factor will only be positive if the 30-year U.S. Dollar SOFR ICE swap rate is greater than the 2-year U.S. Dollar SOFR ICE swap rate on the applicable interest factor determination date. In addition, interest will only accrue on each reference date during the immediately preceding interest period that the closing level of the underlier is greater than or equal to the underlier barrier level.

•Payment at Maturity: 100% of the face amount.

Underlier Level Increases and Decreases and the U.S. Dollar SOFR ICE Swap Spread is Positive

•Interest Payments: Interest will accrue at a rate of 9.1% per annum to but excluding November 28, 2024. Thereafter, interest with respect to an interest payment date will be based on the applicable interest factor, which reflects the product of the U.S. Dollar SOFR ICE swap spread times 50 (subject to the maximum interest factor and the minimum interest factor). The interest factor will only be positive if the 30-year U.S. Dollar SOFR ICE swap rate is greater than the 2-year U.S. Dollar SOFR ICE swap rate on the applicable interest factor determination date. In addition, interest will only accrue on each reference date during the immediately preceding interest period that the closing level of the underlier is greater than or equal to the underlier barrier level.

•Payment at Maturity: 100% of the face amount.

Underlier Level Decreases and the U.S. Dollar SOFR ICE Swap Spread is Positive and Negative

•Interest Payments: Interest will accrue at a rate of 9.1% per annum to but excluding November 28, 2024. Thereafter, the quarterly interest payments are zero.

•Payment at Maturity: 100% of the face amount.

THE U.S. DOLLAR SOFR ICE SWAP SPREAD

The U.S. Dollar SOFR ICE swap spread is equal to the 30-year U.S. Dollar SOFR ICE swap rate minus the 2-year U.S. Dollar SOFR ICE swap rate and is based on the shape of the U.S. Dollar SOFR ICE swap yield curve. When we refer to the 30-year U.S. Dollar SOFR ICE swap rate or the 2-year U.S. Dollar SOFR ICE swap rate on an interest factor determination date, we mean the 30-year or 2-year U.S. dollar interest rate swap rate, respectively, on such interest factor determination date. As set forth in the graph below, as the U.S. Dollar SOFR ICE swap yield curve flattens the spread gets smaller and smaller.

Yield
Maturity
2 Year
5 Years
10 Years
15 Years
30 Years

By purchasing the notes, you are taking the position that the U.S. Dollar SOFR ICE swap yield curve will be positively sloped as shown above. A steeper curve will translate into a higher interest factor, although the interest factor for any interest period will never exceed the maximum interest factor.

TERMS AND CONDITIONS

CUSIP / ISIN: 40057NZK6 / US40057NZK61

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underlier: the S&P 500® Index (current Bloomberg symbol: “SPX Index”), or any successor underlier, as it may be modified, replaced or adjusted from time to time as provided herein

Face amount: $500,000  in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount: On the stated maturity date, in addition to any accrued and unpaid interest, the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to $1,000

Interest: Until the principal of this note is paid or made available for payment, the company will pay, on each interest payment date, interest on each $1,000 of the outstanding face amount equal to any interest accrued for the related interest accrual period.  For each interest accrual period, the amount of accrued interest on each $1,000 of the outstanding face amount will be calculated by the calculation agent and will be equal to the product of (i) (a) in the case of an interest accrual period relating to any of the first eight interest payment dates, 9.1% per annum or (b) in the case of an interest accrual period relating to any interest payment date after the first eight interest payment dates, the interest rate with respect to the interest period immediately preceding the interest payment date on which interest is to be paid, in each case (a) and (b) times (ii) the face amount times (iii) an accrued interest factor for the interest accrual period. The accrued interest factor is calculated in accordance with the day count convention with respect to such interest accrual period.

With respect to each $1,000 of the outstanding face amount, the interest paid on any interest payment date will be paid to the person in whose name such amount of this note is registered as of the close of business on the regular record date for such interest payment date. If interest is due at maturity but on a day that is not an interest payment date, the interest will be paid to the person entitled to receive the principal of this note.

All percentages resulting from any calculation relating to this note will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655). All amounts used in or resulting from any calculation relating to this note will be rounded upward or downward, as appropriate, to the nearest cent, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

Interest accrual period:  the period from and including the last date to which interest has been paid or made available for payment (or, with respect to the first interest payment date, the original issue date) to but excluding the next date to which interest will be paid, subject to the business day convention.

Day count convention:  30/360 (ISDA), which means the number of days in the interest accrual period in respect of which payment is being made divided by 360, calculated on a formula basis as follows:

[360 × (Y2 – Y1)] + [30 × (M2 – M1)] + (D2 –D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest accrual period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest accrual period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest accrual period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest accrual period falls;

“D1” is the first calendar day, expressed as a number, of the interest accrual period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest accrual period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

Interest rate:  with respect to any interest payment date after the first eight interest payment dates, determined on the immediately preceding interest determination date based on the closing level of the underlier on each reference date during the interest period immediately preceding such interest payment date and on the U.S. dollar SOFR ICE swap spread on the applicable interest factor determination date.  The interest rate will be equal to the product of (i) the interest factor for the applicable interest period times (ii) the quotient of (a) the number of reference dates during the applicable interest period when the closing level of the underlier was greater than or equal to the underlier barrier level divided by (b) the number of reference dates in such interest period. Notwithstanding the foregoing, the rate at which interest accrues on this note shall not at any time be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

Interest factor: for each interest period, determined based on the U.S. dollar SOFR ICE swap spread on the related interest factor determination date (or the trade date in the case of the initial interest period) and will be equal to:

•	if the U.S. dollar SOFR ICE swap spread times 50 is greater than or equal to the maximum interest factor, the maximum interest factor;
•	if the U.S. dollar SOFR ICE swap spread times 50 is less than the maximum interest factor but greater than zero, the U.S. dollar SOFR ICE swap spread times 50; or
•	if the U.S. dollar SOFR ICE swap spread times 50 is less than or equal to zero, the minimum interest factor

Maximum interest factor: 9.1%

Minimum interest factor: 0%

Interest factor determination date:  for each interest period, the second U.S. Government securities business day preceding the interest payment date occurring during such interest period, subject to adjustment as provided in “— U.S. dollar SOFR ICE swap rate” below

Reference date:  for each interest period, each day that is a scheduled trading day

Interest period:  the period from and including the relevant interest determination date to but excluding the next succeeding interest determination date, provided that the interest period related to the February 2025 interest payment date (i.e., the 9th interest payment date) shall begin on the tenth scheduled trading day for the underlier prior to the November 2024 interest payment date (i.e., the 8th interest payment date). Interest periods are not relevant in determining the interest to be paid on the first eight interest payment dates.

Interest determination dates:  for the 9th interest payment date and each interest payment date thereafter, the tenth scheduled trading day for the underlier prior to the related interest payment date

Interest payment dates: quarterly; the 28th day of each February, May, August and November, commencing in February 2023 and ending on the stated maturity date, subject to the business day convention

Business day convention: following unadjusted, meaning that for any interest payment date, other than the maturity, that falls on a day that is not a business day, any payment due on such interest payment date will be postponed to the next day that is a business day; provided that interest due with respect to such interest payment date shall not accrue from and including such interest payment date to and including the date of payment of such interest as so postponed. Interest accrual periods also are not adjusted for non-business days.  If the stated maturity date or earlier redemption date does not occur on the originally scheduled day (because the originally scheduled stated maturity date or earlier redemption date is not a business day), the interest payment date scheduled to occur on that day will instead occur on the postponed stated maturity date or postponed earlier redemption date.  However, interest shall not accrue from and including such originally scheduled interest payment date to and including the postponed stated maturity date or postponed earlier redemption date.

Underlier barrier level:  50% of the initial underlier level

Regular record dates:  for interest due on an interest payment date, the business day immediately preceding such interest payment date (as such payment date may be adjusted)

U.S. dollar SOFR ICE swap spread: on any day, the 30-year U.S. dollar SOFR ICE swap rate minus the 2-year U.S. dollar SOFR ICE swap rate

30-year U.S. dollar SOFR ICE swap rate: on any day, the U.S. dollar SOFR ICE swap rate with an index maturity of thirty years on such day, determined as set forth under “— U.S. dollar SOFR ICE swap rate” below”

2-year U.S. dollar SOFR ICE swap rate: on any day, the U.S. dollar SOFR ICE swap rate with an index maturity of two years on such day, determined as set forth under “— U.S. dollar SOFR ICE swap rate” below”

U.S. dollar SOFR ICE swap rate: On any day, the 30-year U.S. dollar SOFR ICE swap rate or the 2-year U.S. dollar SOFR ICE swap rate determined by the calculation agent in accordance with the following provisions:

The U.S. dollar SOFR ICE swap rate with 30-year or 2-year index maturity, as the case may be, shall equal the offered rate appearing on the Bloomberg screen USISSO30 page or the Bloomberg screen USISSO02 page, respectively (each a “Bloomberg screen page”),  for U.S. dollar swaps having a maturity equal to 30 years or 2 years, respectively, referencing the Secured Overnight Financing Rate (SOFR) compounded in arrears for twelve months using standard market conventions, as of approximately 11:00 A.M. New York City time on such day. If a U.S. dollar SOFR ICE swap rate cannot be determined as described above, the following procedures will apply:

If the calculation agent determines on the relevant date that a U.S. dollar SOFR ICE swap rate has been discontinued, then the calculation agent will use a substitute or successor rate that it has determined in its sole discretion is most comparable to the applicable U.S. dollar SOFR ICE swap rate, provided that if the calculation agent determines there is an industry-accepted successor rate, then the calculation agent shall use such successor rate. If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the applicable business days and the interest factor determination dates to be used, and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the applicable U.S. dollar SOFR ICE swap rate, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate.

Unless the calculation agent uses a substitute or successor rate as so provided, if the U.S. dollar SOFR ICE swap rate with 30-year or 2-year index maturity cannot be determined in the manner described above, then the applicable U.S. dollar SOFR ICE swap rate for the applicable day will be determined by the calculation agent, after consulting such sources as it deems comparable to the foregoing display page, or any other source it deems reasonable, in its sole discretion.

The applicable U.S. dollar SOFR ICE swap rate will be subject to the corrections, if any, published on the applicable Bloomberg screen page within one hour of the time that rate was first displayed on such source.

Initial underlier level: 4,027.26

Trade date: November 23, 2022

Original issue date: November 28, 2022

Determination date: the last interest determination date, November 12, 2037

Stated maturity date: November 28, 2037, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day

Index maturity: the period to maturity of the instrument or obligation on which the interest formula is based.

Bloomberg screen USISSO30 page: means the display on the Bloomberg Professional Service, or any successor or replacement service, on the page “USISSO30”, or any successor or replacement page on that service

Bloomberg screen USISSO02 page: means the display on the Bloomberg Professional Service, or any successor or replacement service, on the page “USISSO02”, or any successor or replacement page on that service

U.S. government securities business day:  any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities.

Closing level: on any trading day, the official closing level of the underlier or any successor underlier published by the underlier sponsor on such trading day for such underlier

Trading day:  a day on which the respective principal securities markets for all of the underlier stocks are open for trading, the underlier sponsor is open for business and the underlier is calculated and published by the underlier sponsor. A day is a scheduled trading day if, as of the trade date, the respective principal securities markets for all of the underlier stocks are scheduled to be open for trading, the underlier sponsor is scheduled to be open for business and the underlier is expected to be calculated and published by the underlier sponsor on such day.

Successor underlier: any substitute underlier approved by the calculation agent as a successor underlier as provided under “— Discontinuance or modification of the underlier” below

Underlier sponsor: at any time, the person or entity, including any successor sponsor, that determines and publishes the underlier as then in effect. The notes are not sponsored, endorsed, sold or promoted by the underlier sponsor or any of its affiliates and the underlier sponsor and its affiliates make no representation regarding the advisability of investing in the notes.

Underlier stocks: at any time, the stocks that comprise the underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to the underlier:

●

a suspension, absence or material limitation of trading in underlier stocks constituting 20% or more, by weight, of such underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

●

a suspension, absence or material limitation of trading in option or futures contracts relating to such underlier or to underlier stocks constituting 20% or more, by weight, of such underlier in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

●

underlier stocks constituting 20% or more, by weight, of such underlier, or option or futures contracts, if available, relating to such underlier or to underlier stocks constituting 20% or more, by weight, of such underlier do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

●	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
●	a decision to permanently discontinue trading in option or futures contracts relating to such underlier or to any underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlier stock is traded, or on which option or futures contracts relating to such underlier or an underlier stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlier stock or in option or futures contracts, if available, relating to such underlier or an underlier stock in the primary market for that stock or those contracts, by reason of:

●	a price change exceeding limits set by that market,
●	an imbalance of orders relating to that underlier stock or those contracts, or
●	a disparity in bid and ask quotes relating to that underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

Consequences of a market disruption event or a non-trading day: If the calculation agent determines that the closing level of the underlier is not available for any reference date because of the occurrence of a market disruption event, a non-trading day or any other reason (other than as described under “— Discontinuance or modification of the underlier” below), then the closing level of such underlier for such reference date, and for each consecutive reference date thereafter for which the closing level of such underlier is not available, will be the closing level of such underlier on the next reference date for which the closing level of such underlier is available. However, if the closing level of such underlier is not available for more than four consecutive reference dates, then on such fifth consecutive reference date and for each consecutive reference date thereafter for which the closing level of such underlier is not available, the calculation agent will determine the closing level of such underlier for each such reference date based on its assessment, made in its sole discretion, of the level of such underlier at the applicable time on such reference date.

Notwithstanding the above, if the calculation agent determines that the closing level of the underlier is not available on the last reference date in any applicable interest period, then the calculation agent will determine the closing level of such underlier for such reference date based on its assessment, made in its sole discretion, of the level of such underlier at the applicable time on such reference date.

Discontinuance or modification of the underlier: If the underlier sponsor discontinues publication of the underlier and such underlier sponsor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to such underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the interest payment amount on the relevant interest payment date by reference to such successor underlier.

If the calculation agent determines that the publication of the underlier is discontinued and there is no successor underlier, the calculation agent will determine the interest payment amount on the related interest payment date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlier.

If the calculation agent determines that (i) the underlier, the underlier stocks or the method of calculating such underlier is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of such underlier or the underlier stocks and whether the change is made by the underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the underlier by the underlier sponsor pursuant to the then-current underlier methodology of the underlier or (ii) there has been a split or reverse split of the underlier, then the calculation agent will be permitted (but not required) to make such adjustments in such underlier or the method of its calculation as it believes are appropriate to ensure that the levels of such underlier used to determine the interest payment amount on the related interest payment date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Overdue principal rate: the effective Federal Funds rate

Overdue interest rate: the interest rate in effect during the immediately preceding interest accrual period prior to the due date of such installment of interest

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the method we will use to determine the interest rate with respect to any given interest payment date after the first eight interest payment dates, which is based on the U.S. dollar SOFR ICE swap rates on the applicable interest factor determination date and the closing level of the underlier on the applicable reference dates in the immediately preceding interest period, and (ii) the method we will use to calculate the amount of interest accrued between interest payment dates, in each case assuming all other variables remain constant.

The examples below are based on a range of levels of the underlier and U.S. dollar SOFR ICE swap rates that are entirely hypothetical; no one can predict what the level of the underlier or the U.S. dollar SOFR ICE swap rates will be on any day throughout the life of your notes and what the interest rate will be on any interest payment date after the first eight interest payment dates. The underlier and the U.S. dollar SOFR ICE swap rates have been highly volatile in the past — meaning that the underlier levels and the U.S. dollar SOFR ICE swap rates have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects the method we will use to calculate the interest rate applicable to any interest payment date and the hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlier and the U.S. dollar SOFR ICE swap rates, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-14 of this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000
Underlier barrier level	50% of the initial underlier level
Maximum interest factor	9.1%

The day count convention calculation results in an accrued interest factor of 0.25

Neither a market disruption event nor a non-trading day occurs on any reference date

No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier

Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underlier over the life of your notes, the actual level of the underlier on any reference date in any interest period, the actual U.S. dollar SOFR ICE swap rates on any interest factor determination date, as well as the interest payable at each interest payment date after the first eight interest payment dates, may bear little relation to the hypothetical examples shown below or to the historical levels of the underlier and the U.S. dollar SOFR ICE swap spreads shown elsewhere in this pricing supplement. For information about the underlier levels and U.S. dollar SOFR ICE swap spread during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” on page PS-Error! Bookmark not defined. and “Historical U.S. Dollar SOFR ICE Swap Spreads” on page PS-26. Before investing in the notes, you should consult publicly available information to determine the underlier levels and the U.S. dollar SOFR ICE swap spread between the date of this pricing supplement and the date of your purchase of the notes.

Hypothetical Interest Payments

The examples below illustrate the method we will use to determine the interest factor on any interest factor determination date and the method used to calculate the interest rate with respect to an interest payment date based on such interest factor, subject to the key terms and assumptions above.

The interest factor applicable to any interest period is determined on the applicable interest factor determination date and will equal the U.S. dollar SOFR ICE swap spread times 50, subject to the maximum interest factor, and will be no less than zero. These examples are based on a range of U.S. dollar SOFR ICE swap spreads that are entirely hypothetical.

In calculating the interest rate for a given interest payment date using the hypothetical interest factor in each example, the numbers in the first column of each table below represent the number of reference dates (“N”) during any given interest period for which the closing level of the underlier is greater than or equal to the underlier barrier level. The levels in the fourth column represent the hypothetical interest amount, as a percentage of the face amount of each note, that would be payable with respect to a given interest period in which the closing level of the underlier is greater than or equal to the underlier barrier level for a given number of reference dates (as specified in the first column) assuming the hypothetical interest factor in such example. The values below have been rounded for ease of analysis.

Also, the hypothetical examples shown below do not take into account the effect of applicable taxes.

Example 1: Based on a hypothetical 30-year U.S. dollar SOFR ICE swap rate of 7% and a hypothetical 2-year U.S. dollar SOFR ICE swap rate of 6.85% on the relevant interest factor determination date, the hypothetical interest factor for the relevant interest period equals:

(7% - 6.85%) × 50 = 7.5%

Because 0.15% times 50 equals 7.5%, which is less than 9.1% and greater than 0%, the hypothetical interest factor for the relevant interest period shall be 7.5%.

Based on a hypothetical interest factor of 7.5%, the hypothetical interest rate with respect to the relevant interest payment date and the hypothetical interest amount, as a percentage of the face amount of each note, that would be payable with respect to the relevant interest period in which the closing level of the underlier is greater than or equal to the underlier barrier level for the indicated number of reference dates are set forth below:

N* (A)	Assumed number of eligible trading days in an interest period (B)	Fraction (A/B) × Hypothetical Interest Factor of 7.5%	Amount of interest to be paid on the related interest payment date (using 30/360 (ISDA) convention)
0	60	0.00000000	0.00%
15	60	0.01875000	0.47%
30	60	0.03750000	0.94%
45	60	0.05625000	1.41%
60	60	0.07500000	1.88%

*The number of days for which the closing level of the underlier is greater than or equal to the underlier barrier level in a given interest period is subject to numerous adjustments, as described elsewhere in this pricing supplement.

Example 2: Based on a hypothetical 30-year U.S. dollar SOFR ICE swap rate of 9% and a hypothetical 2-year U.S. dollar SOFR ICE swap rate of 8% on the relevant interest factor determination date, the hypothetical interest factor for the relevant interest period equals:

(9% - 8%) × 50 = 50%

Because 1% times 50 equals 50%, which is greater than 9.1%, the interest factor for the relevant interest period shall be 9.1%.

Based on a hypothetical interest factor of 9.1%, the hypothetical interest rate with respect to the relevant interest payment date and the hypothetical interest amount, as a percentage of the face amount of each note, that would be payable with respect to the relevant interest period in which the closing level of the underlier is greater than or equal to the underlier barrier level for the indicated number of reference dates are set forth below:

N* (A)	Assumed number of eligible trading days in an interest period (B)	Fraction (A/B) × Hypothetical Interest Factor of 9.1%	Amount of interest to be paid on the related interest payment date (using 30/360 (ISDA) convention)
0	60	0.000000000	0.00%
15	60	0.022750000	0.57%
30	60	0.045500000	1.14%
45	60	0.068250000	1.71%
60	60	0.091000000	2.28%

*The number of days for which the closing level of the underlier is greater than or equal to the underlier barrier level in a given interest period is subject to numerous adjustments, as described elsewhere in this pricing supplement.

Example 3: Based on a hypothetical 30-year U.S. dollar SOFR ICE swap rate of 1% and a hypothetical 2-year U.S. dollar SOFR ICE swap rate of 2% on the relevant interest factor determination date, the hypothetical interest factor for the relevant interest period equals:

(1% - 2%) × 50 = -50%

Given that -1% times 50 equals -50%, which is less than 0%, the hypothetical interest factor for the relevant interest period shall be 0%. The notes will not pay any interest on the relevant interest payment date regardless of the number of reference dates on which the closing level of the underlier exceeds or equals the underlier barrier level.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing level of the underlier on any day, the level of the U.S. dollar SOFR ICE swap spread on any interest factor determination date or what the market value of your notes will be on any particular day, nor can we predict the relationship among the closing level of the underlier, the U.S. dollar SOFR ICE swap rates and the market value of your notes at any time prior to the stated maturity date. The actual interest payment, if any, that a holder of the notes will receive on each interest payment date and the rate of return on the offered notes will depend on the actual U.S. dollar SOFR ICE swap spread on each interest factor determination date and the actual closing levels of the underlier determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the interest amount to be paid in respect of your notes, if any, may be very different from the information reflected in the examples above

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 29 and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,913. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement no. 29 and the accompanying general terms supplement no. 2,913. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 2,913.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the interest payments on the notes after the first eight interest payment dates, if any, will be based on the performance of the underlier and the relationship between the 30-year U.S. dollar SOFR ICE swap rate and the 2-year U.S. dollar SOFR ICE swap rate, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

If the Closing Level of the Underlier Is Less Than the Underlier Barrier Level on Any Reference Date in Any Interest Period, the Interest Rate With Respect to the Next Interest Payment Date Will Be Reduced

Because of the formula used to calculate the interest rate applicable to your notes on any interest payment date after the first eight interest payment dates, if, on any reference date in any applicable interest period, the closing level of the underlier is less than the underlier barrier level, the interest rate with respect to the next interest payment date will be reduced. Therefore, if the closing level of the underlier is less than the underlier barrier level for an entire interest period, you will receive no interest on the related interest payment date. In such case, even if you receive some interest payments on some of the interest payment dates, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

If the U.S. Dollar SOFR ICE Swap Spread Is Less Than or Equal to 0% on the Relevant Interest Factor Determination Date for Any Interest Period, No Interest Will Be Paid for that Interest Period

Because of the formula used to calculate the interest payment applicable to your notes on any interest payment date after the first eight interest payment dates, in the event that on the relevant interest factor determination date the 30-year U.S. dollar SOFR ICE swap rate does not exceed the 2-year U.S. dollar SOFR ICE swap rate, no interest will be paid for the corresponding interest period, even if the U.S. dollar SOFR ICE swap spread on subsequent days is greater than 0%. Therefore, if the 30-year U.S. dollar SOFR ICE swap rate does not exceed the 2-year U.S. dollar SOFR ICE swap rate for a prolonged period of time over the life of your notes including interest factor determination dates, you will receive no interest during the affected interest periods. In such case, even if you receive some interest payments on some or all of the interest payment dates, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Amount of Interest Payable On The Notes In Any Interest Period Is Capped

On each of the first eight interest payment dates, interest will be paid at a rate of 9.1% per annum. After the first eight interest payment dates, the interest rate will be based in part on the interest factor which is subject to the maximum interest factor. This will limit the amount of interest you may receive on each interest payment date after the first eight interest payment dates. Because of the formula used to calculate the interest factor for your notes, if (i) the U.S. dollar SOFR ICE swap spread times (ii) 50 is greater than or equal to the maximum interest factor on an interest factor determination date, the interest factor for such interest period will be capped at the maximum interest factor and if the closing level of the underlier is below the underlier barrier level on one or more reference dates during an interest period, your rate of interest will be less than the interest factor and may be zero. Thus, you will not benefit from any increases in the U.S. dollar SOFR ICE swap spread above 0.182%. Thus, the notes may provide less interest income than an investment in a similar instrument without a maximum interest factor.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The amount you will be paid for your notes on the stated maturity date or the amount we will pay you upon any early redemption of your notes will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date or the date of early redemption will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date or the date of early redemption, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the level of the underlier, the 30-year U.S. dollar SOFR ICE swap rate and the 2-year U.S. dollar SOFR ICE swap rate;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing level of the underlier and the U.S. dollar SOFR ICE swap spread;
•	the dividend rates of the underlier stocks;
•

economic, financial, regulatory, political, military, public health and other events that affect the U.S. dollar SOFR ICE swap rates and stock markets generally, and the underlier stocks, and which may affect the closing level of the underlier;

•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the underlier or the U.S. dollar SOFR ICE swap rates based on their historical performance. The actual performance of the underlier and the U.S. dollar SOFR ICE swap rates over the life of the offered notes, as well as the interest payable on each interest payment date after the first eight interest payment dates, may bear little or no relation to the historical closing levels of the underlier, the historical levels of the U.S. dollar SOFR ICE swap spread or the hypothetical examples shown elsewhere in this pricing supplement.

The Amount of Interest Payable on Your Notes After the First Eight Interest Payment Dates Will Not Be Affected by the U.S. Dollar SOFR ICE Swap Spread on Any Day Other Than the Interest Factor Determination Date for the Applicable Interest Period

For each interest payment date after the first eight interest payment dates, the amount of interest payable on each interest payment date is calculated based in part on the U.S. dollar SOFR ICE swap spread on the interest factor determination date for the applicable interest period. Although the actual U.S. dollar SOFR ICE swap spread on an interest payment date or at other times may be higher than the U.S. dollar SOFR ICE swap spread on the interest factor determination date, you will not benefit from the U.S. dollar SOFR ICE swap spread at any time other than on such interest factor determination date.

If the U.S. Dollar SOFR ICE Swap Spread Changes, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than the U.S. dollar SOFR ICE swap spread. The U.S. dollar SOFR ICE swap spread will vary during the term of the notes based on the relationship between the 30-year U.S. dollar SOFR ICE swap rate and the 2-year U.S. dollar SOFR ICE swap rate as well as the market’s expectation of this relationship in the future. Changes in the U.S. dollar SOFR ICE swap spread may not result in a comparable change in the market value of your notes. Even if the U.S. dollar SOFR ICE swap spread is greater than 0% during some portion of the life of the offered notes, the market value of your notes may not increase in the same manner. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Because of the long-dated maturity of your notes, the expected future performance of the U.S. dollar SOFR ICE swap rates will have a greater impact on the market value of your notes than if your notes had an earlier maturity date. In particular, the expected future performance of the U.S. dollar SOFR ICE swap rates may cause the market value of your notes to decrease even though the U.S. dollar SOFR ICE swap spread may be greater than 0% during some portion of the life of the offered notes. Moreover, expectations about the performance of the U.S. dollar SOFR ICE swap rates in the future are subject to a great degree of uncertainty and may be based on assumptions about the future that may prove to be incorrect. Even if the expected future performance of the U.S. dollar SOFR ICE swap rates is favorable to your notes, this uncertainty may result in market participants substantially discounting this future performance when determining the market value of your notes.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive On Any Interest Payment Date

As calculation agent for your notes, GS&Co. will have discretion in making certain determinations that affect your notes, including determining: the closing level of the underlier for any reference date, which we will use to determine the amount, if any, we will pay on any applicable interest payment date; the U.S. dollar SOFR ICE swap rates on any interest factor determination date, which we will use to determine the interest factor applicable to an interest period; market disruption events; non-trading days; non-business days; non-U.S. government securities business days; the interest determination dates; and the stated maturity date. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the underlier. See “Terms and Conditions — Discontinuance or modification of the underlier” below. Further, if GS&Co. determines on an interest factor determination date that a U.S. dollar SOFR ICE swap rate has been discontinued, then GS&Co. will use a substitute or successor rate that it has determined in its sole discretion is most comparable to the applicable U.S. dollar SOFR ICE swap rate, provided that if GS&Co. determines there is an industry-accepted successor rate, then GS&Co. shall use such successor rate. If GS&Co. has determined a substitute or successor rate in accordance with the foregoing, GS&Co. in its sole discretion may determine the business day convention, the applicable business days and the interest factor determination dates to be used, and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the applicable U.S. dollar SOFR ICE swap rate, in a manner that is consistent with industry-accepted practices for such substitute or successor rate. See “Terms and Conditions — U.S. dollar SOFR ICE swap rate” above. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights of a holder of the underlier stocks. Your notes will be paid in cash, as will any interest payments, and you will have no right to receive delivery of any underlier stocks.

The Historical U.S. Dollar SOFR ICE Swap Spreads Are Not an Indication of the Future U.S. Dollar SOFR ICE Swap Spreads

The U.S. dollar SOFR ICE swap spread has experienced significant fluctuations. You should note that historical U.S. dollar SOFR ICE swap spreads, fluctuations and trends of the U.S. dollar SOFR ICE swap spread are not necessarily indicative of future U.S. dollar SOFR ICE swap spreads. Any historical upward or downward trend in the U.S. dollar SOFR ICE swap spread is not an indication that the U.S. dollar SOFR ICE swap spread is more or less likely to increase or decrease at any time, and you should not take the historical levels of the U.S. dollar SOFR ICE swap spread as an indication of its future performance.

Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs has hedged or expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the U.S. dollar SOFR ICE swap rates or the underlier or the underlier stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the U.S. dollar SOFR ICE swap rates, the underlier or the underlier stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before any interest determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other underlier-linked notes whose returns are linked to changes in the level of the U.S. dollar SOFR ICE swap spread, the levels of the underlier or the underlier stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the U.S. dollar SOFR ICE swap spread or the underlier — directly or indirectly by affecting the price of the underlier stocks — and therefore the market value of your notes and the amount we will pay on your notes. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the U.S. dollar SOFR ICE swap rates, underlier or underlier stocks. Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the underlier or underlier stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any securities of the underlier or underlier stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument. Any of these recommendations and views may be negative with respect to the underlier or underlier stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the underlier or underlier stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsor of the Underlier or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsor of the underlier or the issuers of the underlier stocks, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the underlier or underlier stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the underlier or underlier stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering. An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the underlier or underlier stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs. In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as security holders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the underlier, the underlier stocks or other similar securities, which may adversely impact the market for or value of your notes.

Additional Risks Related to the U.S. Dollar SOFR ICE Swap Spread

Because the U.S. Dollar SOFR ICE Swap Rates Were Recently Launched, the U.S. Dollar SOFR ICE Swap Rates, and Therefore the U.S. Dollar SOFR ICE Swap Spread, Have a Very Limited Performance History

The U.S. dollar SOFR ICE swap rates were launched on November 8, 2021.

Each U.S. dollar SOFR ICE swap rate is a “constant maturity swap rate” that measures the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a specified maturity (30 years in the case of the 30-year U.S. dollar SOFR ICE swap rate and 2 years in the case of the 2-year U.S. dollar SOFR ICE swap rate). In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an actual / 360 basis (i.e., interest accrues based on the actual number of days elapsed, with a year assumed to comprise 360 days), is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions), also payable annually on an actual / 360 basis. SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities.

Because the U.S. dollar SOFR ICE swap rates, and therefore the U.S. dollar SOFR ICE swap spread, have no historical information prior to November 8, 2021, limited historical information will be available for you to consider in making an independent investigation of their performance, which may make it difficult for you to make an informed decision with respect to the notes. No future performance of the U.S. dollar SOFR ICE swap rates, and therefore the U.S. dollar SOFR ICE swap spread, can be predicted based on their historical performance information described herein.

Certain Risks Related to SOFR

On June 22, 2017, the Alternative Reference Rates Committee (“ARRC”) convened by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York identified SOFR, a broad U.S. treasuries repurchase financing rate to be published by the Federal Reserve Bank of New York, as the rate that, in the consensus view of the ARRC, represented best practice for use in certain new U.S. dollar derivatives and other financial contracts. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by U.S. treasury securities and has been published by the Federal Reserve Bank of New York since April 2018. The Federal Reserve Bank of New York has also published historical indicative Secured Overnight Financing Rates going back to 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR.

Because SOFR is published by the Federal Reserve Bank of New York based on data received from other sources, we have no control over its determination, calculation or publication. The Federal Reserve Bank of New York notes on its publication page for SOFR that use of SOFR is subject to important limitations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee, particularly given its relatively recent introduction, that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the notes. If the manner in which SOFR is calculated is changed, that change may result in a reduction of the levels of the U.S. dollar SOFR ICE swap spread and, therefore, the amount payable on your notes and the trading prices of such notes. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend published SOFR data in its sole discretion and without notice.

Additionally, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates. The return on and value of your notes may fluctuate more than notes that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The Federal Reserve Bank of New York has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to the levels of the U.S. dollar SOFR ICE swap spread and, therefore, the amount payable on your notes.

The U.S. Dollar SOFR ICE Swap Rate May Not Be Published on an Interest Factor Determination Date and, If Such Rate is Not Published, it May Be Determined by the Calculation Agent in its Sole Discretion

Even if a U.S. dollar SOFR ICE swap rate is not discontinued, it is possible that such rate may not be available on an interest factor determination date because such rate is not published by the Intercontinental Exchange (ICE). Non-publication by ICE of the applicable U.S. dollar SOFR ICE swap rate could occur for a number of reasons, such as a lack of available market data and an inability to use available market data to estimate rates for index maturities that are not available, or for other reasons. If the 30-year U.S. dollar SOFR ICE swap rate or the 2-year U.S. dollar SOFR ICE swap rate cannot be determined using the applicable Bloomberg screen page due to the non-publication of such rate on a relevant interest factor determination date, the 30-year U.S. dollar SOFR ICE swap rate or the 2-year U.S. dollar SOFR ICE swap rate, as applicable, will be determined by the calculation agent in its sole discretion. See “Terms and Conditions — U.S. dollar SOFR ICE swap rate” above. At any time, you may request from the calculation agent the interest rate in effect for your notes. If you would like to know the interest rate in effect for your notes at any time, please call GS&Co. at (212) 902-0300.

Risks Related to Tax

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, subject to any positive or negative adjustments based on the actual interest payments on the notes. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange, or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

USE OF PROCEEDS

We will lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of listed or over-the-counter options, futures and other instruments linked to the underlier, the underlier stocks and/or the U.S. dollar SOFR ICE swap rates on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the underlier, the underlier stocks or the U.S. dollar SOFR ICE swap rates. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•

expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the underlier, some or all of the underlier stocks or the U.S. dollar SOFR ICE swap rates,

•	may take or dispose of positions in the securities of the underlier stock issuers themselves,
•

may take or dispose of positions in listed or over-the-counter options or other instruments based on underlier designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market,

•

may take short positions in the underlier stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser, and/or

•	may take or dispose of positions in interest rate swaps, options swaps and treasury bonds.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the underlier, the underlier stocks or the U.S. dollar SOFR ICE swap rates. We expect these steps to involve sales of instruments linked to the underlier and/or the U.S. dollar SOFR ICE swap rates on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the underlier stocks, or listed or over-the-counter options, futures or other instruments linked to the underlier, some or all of the underlier stocks or underlier designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market or the U.S. dollar SOFR ICE swap rates.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE UNDERLIER

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy and is intended to provide a performance benchmark for the large-cap U.S. equity markets. For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — S&P 500® Index” on page S-106 of the accompanying underlier supplement no. 29.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such notes.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlier has recently experienced extreme and unusual volatility.  Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of the underlier as an indication of the future performance of the underlier, including because of the recent volatility described above.  We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in you receiving any interest payment on any interest payment date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier.  Before investing in the offered notes, you should consult publicly available information to determine the relevant underlier level between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underlier. The actual performance of the underlier over the life of the offered notes, as well as the interest payable on each interest payment date, may bear little relation to the historical levels shown below.

The graph below shows the daily historical closing levels of the underlier from January 1, 2017 through November 23, 2022.  As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the S&P 500® Index

Closing Level
5000
4000
3000
2000
1000
0
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022

HISTORICAL U.S. DOLLAR SOFR ICE SWAP SPREADS

The graph set forth below illustrates the historical U.S. dollar SOFR ICE swap spreads from November 18, 2021, the first day on which the U.S. dollar SOFR ICE swap rates were published by Bloomberg Professional Service, through November 23, 2022. We obtained the U.S. dollar SOFR ICE swap spreads shown in the graph from Bloomberg Professional Service, without independent verification.

The historical U.S. dollar SOFR ICE swap spreads reflected in the graph set forth below are based on actual U.S. dollar SOFR ICE swap rate movements during the time period. We cannot assure you, however, that this performance will be replicated in the future or that the historical U.S. dollar SOFR ICE swap spreads will serve as a reliable indicator of future performance. The U.S. dollar SOFR ICE swap spread has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the U.S. dollar SOFR ICE swap spread during the period shown below is not an indication that the U.S. dollar SOFR ICE swap spread is more or less likely to increase or decrease at any time after the first eight interest payment dates. See “Additional Risk Factors Specific to Your Notes — The U.S. Dollar SOFR ICE Swap Rate May Not Be Published on an Interest Factor Determination Date and, If Such Rate is Not Published, it May Be Determined by the Calculation Agent in its Sole Discretion”.

You should not take the historical U.S. dollar SOFR ICE swap spreads provided below as an indication of the future U.S. dollar SOFR ICE swap spreads. We cannot give you any assurance that the future U.S. dollar SOFR ICE swap spreads will result in your receiving interest payments after the first eight interest payments greater than the interest payments you would have received if you invested in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate. Neither we nor any of our affiliates make any representation to you as to the U.S. dollar SOFR ICE swap spread.

*As discussed herein, the U.S. dollar SOFR ICE swap rates may not be published by the Intercontinental Exchange on a business day for various reasons.

The notes are not sponsored, endorsed, sold or promoted by ICE Benchmark Administration and ICE Benchmark Administration makes no representation regarding the advisability of investing in the notes.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax-exempt organization;
•	a partnership;
•	a person that owns the notes as a hedge or that is hedged against interest rate risks;
•	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— Non-United States Holders” below.

Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. Under these rules, you will only accrue interest based on the comparable yield. You will not have to separately include the amount of interest that you receive, except to the extent of any positive or negative adjustments discussed below.

We have determined that the comparable yield for the notes is equal to 5.51% per annum, compounded quarterly, and that the projected payment schedule consists of estimates of the quarterly interest payments and an estimated payment at maturity equal to $1,012.07 (including an estimate of the final quarterly interest payment) based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
November 28, 2022 through December 31, 2022	$5.05	$5.05
January 1, 2023 through December 31, 2023	$55.94	$60.99
January 1, 2024 through December 31, 2024	$57.81	$118.80
January 1, 2025 through December 31, 2025	$59.01	$177.81
January 1, 2026 through December 31, 2026	$58.61	$236.42
January 1, 2027 through December 31, 2027	$57.00	$239.42
January 1, 2028 through December 31, 2028	$55.55	$348.97
January 1, 2029 through December 31, 2029	$54.93	$403.90
January 1, 2030 through December 31, 2030	$54.44	$458.34
January 1, 2031 through December 31, 2031	$54.20	$512.54
January 1, 2032 through December 31, 2032	$53.96	$566.50
January 1, 2033 through December 31, 2033	$53.90	$620.40
January 1, 2034 through December 31, 2034	$54.01	$674.41
January 1, 2035 through December 31, 2035	$54.23	$728.64
January 1, 2036 through December 31, 2036	$54.51	$783.15
January 1, 2037 through November 28, 2037	$49.83	$832.98

In addition, we have determined the projected payments for your notes as follows:

Taxable Year	Payment on February	Payment on May	Payment on August	Payment on November
2022	N/A	N/A	N/A	N/A
2023	$5.69	$5.69	$5.69	$5.69
2024	$5.69	$5.69	$5.69	$5.69
2025	$12.25	$13.02	$14.53	$15.65
2026	$18.53	$18.27	$20.47	$22.09
2027	$22.47	$22.71	$25.27	$24.79
2028	$16.21	$16.54	$16.30	$16.80
2029	$16.92	$16.66	$16.96	$17.13
2030	$14.89	$14.37	$14.82	$14.96
2031	$14.60	$14.24	$14.68	$14.66
2032	$14.93	$13.94	$14.85	$14.26
2033	$13.13	$13.20	$12.83	$12.90
2034	$12.95	$12.73	$12.51	$12.72
2035	$12.64	$12.28	$12.35	$12.40
2036	$12.32	$11.98	$12.17	$12.09
2037	$12.28	$11.28	$11.85	$1,012.07

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If, during any taxable year, the actual payments with respect to the notes exceed the projected payments for that taxable year, you will incur a “net positive adjustment” under the contingent payment debt regulations equal to the amount of such excess. You will treat a net positive adjustment as additional interest income in that taxable year.

If, during any taxable year, the actual payments with respect to the notes are less than the amount of projected payments for that taxable year, you will incur a “net negative adjustment” under the contingent payment debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce your interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of your interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange or maturity of the notes. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Furthermore, it is possible that any Form 1099-OID you receive in respect of the notes may not take net negative or positive adjustments into account and therefore may overstate or understate your interest inclusions. You should consult your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon sale, exchange or maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon sale, exchange or maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment debt instruments) as of the time you purchase your notes, decreased by the amount of the fixed interest payments and the projected amount of any contingent payment previously made with respect to the notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), decreased by the amount of the fixed interest payments and the projected amount of any contingent payment previously made to you with respect to your notes and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale, exchange or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Non-United States Holders

If you are a non-United States holder, please see the discussion under “United States Taxation —Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of interest payments and any amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlier during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any interest payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2025, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” on page S-49 of the accompanying general terms supplement no. 2,913 and “Plan of Distribution — Conflicts of Interest” on page 129 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $25,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 5% of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on November 28, 2022.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 23, 2021, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on February 23, 2021.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying underlier supplement no. 29, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying underlier supplement no. 29, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying underlier supplement no. 29, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$500,000

GS Finance Corp.

U.S. Dollar SOFR ICE Swap Spread and S&P 500® Index-Linked Range Accrual Notes due 2037

guaranteed by

The Goldman Sachs Group, Inc.

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Goldman Sachs & Co. LLC